Exhibit 13

Form of Redemption Agreement

Acorn Holdings B.V.

Maple Holdings B.V.
Oosterdoksstraat 80

1011 DK Amsterdam

The Netherlands

[Date]

[Investor]
[Address]
[Address]
[Address]

Ladies and Gentlemen:

1.	This Agreement (this “Agreement”) is made by and among [Investor] (“Investor”), Acorn Holdings B.V. (“Acorn”) and Maple Holdings B.V. (“Maple”; or collectively, with Investor and Acorn, the “Parties”). Reference is made to (i) the [●] Amended and Restated Shareholders Agreement of Acorn, dated as of [●] (as modified pursuant to a binding term sheet, dated as of December 12, 2017, and as it may be otherwise amended, modified or supplemented from time to time, the “Shareholders Agreement”) and (ii) Warrant No. [●], held by Investor (the “Warrant”), to acquire Ordinary Shares of Acorn. Capitalized terms used but not defined in this letter have the meanings ascribed to them respectively in the Shareholders Agreement.

Recitals

2.	Each of the Parties acknowledges, understands and agrees that as of the date hereof, (i) Investor is the beneficial owner of [●] Ordinary Shares K (as defined in the articles of association of Acorn (the “Articles”)) of Acorn (the “Investor Outstanding Ordinary Shares K”), (ii) Investor is the Holder (as defined in the Warrant) of the Warrant, (iii) pursuant to the automatic operation of Section 4 of the Warrant, in light of the recapitalization of Acorn, the Warrant entitles its Holder upon exercise to receive, subject to the terms of the Warrant, up to [●] Ordinary Shares K and up to [●] Ordinary Shares J1 (as defined in the Articles) of Acorn, in lieu of the [●] Ordinary Shares of Acorn contemplated by the Warrant and (iv) Acorn, indirectly through its ownership of all of the equity securities of Maple, owns shares of common stock (“KDP Shares”) of Keurig Dr Pepper, Inc. (“KDP”).

3.	It is the desire of the Parties that (i) Investor exercise the Warrant to the extent required for the issuance to Investor of an additional [●] Ordinary Shares K after giving effect to the automatic operation of Section 4 of the Warrant as described in Section 2(iii) of this Agreement (and that Investor retain its rights with respect to the remaining Ordinary Shares J1 issuable under the Warrant), (ii) Maple distribute [●] KDP Shares (the “Redemption Consideration”) to Acorn and (iii) Acorn redeem [●] of the Investor Outstanding Ordinary Shares K (the “Redemption Shares”) in exchange for the Redemption Consideration.

Representations and Warranties

4.	Each of Investor, Acorn and Maple represents and warrants to the others, solely as to itself and severally but not jointly, that:

a.	Such Party has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization and execution of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its, terms except that such enforcement may be subject to applicable bankruptcy, insolvency or other laws now or hereafter in effect affecting creditors’ rights generally.

b.	The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to such Party, or conflict with or result in any breach or default under (with or without notice or lapse of time, or both), any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which such Party is a party or by which such Party may be bound or affected.

5.	Investor hereby represents and warrants to Maple and Acorn that it is the registered owner of the Warrant and has good and marketable title to the Redemption Shares being sold hereunder, free and clear of all encumbrances including, without limitation, all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, licenses, security agreements or other agreements, arrangements, commitments, contracts, obligations, charges or any other encumbrances of any kind or character (collectively, “Encumbrances”), except for any such restrictions set forth in the Shareholders Agreement and the Warrant.

6.	Acorn hereby represents and warrants to Investor that it has good and marketable title to all of the equity securities of Maple, free and clear of all Encumbrances.

7.	Maple hereby represents and warrants to Investor that it has good and marketable title to the Redemption Consideration being sold hereunder, free and clear of all Encumbrances except pursuant to applicable securities laws.

Exercise of Warrant

8.	Notwithstanding the procedural provisions of Section 2.1 of the Warrant, the Parties acknowledge and agree that Investor irrevocably exercises the Warrant with respect to [●] Ordinary Shares K of Acorn.

9.	In satisfaction of its obligation to deliver the Exercise Price (as defined in the Warrant), with respect to exercise of the Warrant, Investor is remitting aggregate payment in the amount of €[●] by wire transfer of immediately available funds to Acorn concurrently with this transaction.

10.	It is acknowledged and agreed that, immediately upon the consummation of the foregoing transactions, the Warrant shall be of no further force or effect and shall be superseded by the Amended and Restated Warrant, dated as of the date hereof, pursuant to Section 2.1(f) of the Warrant.

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Redemption Transaction to Exchange Maple’s KDP Shares for Acorn’s Maple Shares

11.	The Parties hereby agree that Acorn shall sell and transfer to Maple, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Maple shall purchase and redeem from Acorn, [●] ordinary shares of Maple (the “Redeemed Maple Shares”), in consideration for which, Maple shall transfer to Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, the Redemption Consideration. Maple shall hold the Redeemed Maple Shares in treasury.

Redemption Transaction to Exchange Acorn’s KDP Shares for Investor’s Ordinary Shares K

12.	Each of Acorn and Investor agrees that, subject to and immediately effective as of the later of (i) the consummation of the exercise of the Warrant contemplated above and (ii) the consummation of the transfer and assignment of the Redeemed Maple Shares contemplated above, Investor shall sell and transfer to Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Acorn shall purchase and redeem from Investor, the Redemption Shares, in consideration for which, Acorn shall transfer to Investor (to an account designated by Investor), free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Investor hereby purchases from Acorn, the Redemption Consideration. Acorn shall hold the Redemption Shares in treasury until the next shareholders’ resolution is adopted, at which time Acorn expects that the Redemption Shares will be cancelled.

Lock-Up

13.	Investor agrees that, without the prior written consent of Acorn, Investor will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending on March 8, 2021 (the “Restricted Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Redemption Consideration, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Redemption Consideration, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of the Redemption Consideration (collectively, the “Lock Up Restrictions”).

14.	Notwithstanding the foregoing, the Lock Up Restrictions will not apply to distributions of the Redemption Consideration to Investor’s equity holders, which may in turn distribute such Redemption Consideration to their equity holders; provided that each recipient of such distribution must sign and deliver to Acorn an agreement substantially in the form attached hereto as Annex A (the “Lock Up Agreement”).

15.	The “Lock Up Restrictions” set forth in Section 12 of the letter agreement, dated as of June 11, 2020, by and among the Parties (the “June Redemption Agreement”), as modified by Section 13 of the June Redemption Agreement, shall remain in full force and effect; provided, however, that Acorn hereby waives such Lock Up Restrictions in the June Redemption Agreement solely with respect to the Redemption Consideration received pursuant to this Agreement.

16.	Investor understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding Investor’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

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Miscellaneous

17.	Upon the written request of Investor, Maple and Acorn shall use their respective reasonable best efforts to cause KDP to enter into an agreement with Investor that shall provide Investor with the right to require KDP to register (with such registration becoming effective no later than the end of the Restricted Period) the resale of the Redemption Consideration, upon terms and subject to conditions substantially identical to the rights provided in Section 3 of that certain investor rights agreement, dated as of July 9, 2018 (the “IRA”), by and among KDP, Maple and Mondelēz International Holdings LLC, subject to indemnification and procedural obligations substantially identical to those set forth in the IRA, and customary blackout period restrictions that apply to KDP insiders generally. Investor shall not request that such agreement provide for any terms or conditions that, if given effect, would give rise to a breach by KDP of Section 6 of the IRA. For the avoidance of doubt, such agreement shall provide Investor with shelf registration rights only and shall not provide the demand registration, piggyback registration, underwritten offering rights, information, or governance rights provided in the IRA.

18.	After the end of the Restricted Period and subject to any restrictions set forth in Sections 13 and 14, Maple and Acorn shall use their respective reasonable best efforts to cause KDP to remove any restrictive legends attached to the Redemption Consideration held by Investor or any successor permitted hereby that is an affiliate of Investor, no later than two business days from receipt of a written request from Investor if (i) such shares have been or will be transferred in compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) solely for purposes of transferring to and holding in a portfolio margin account, such shares are eligible to be transferred in compliance with Rule 144 under the Securities Act; provided that in the case of this clause (ii), Investor has received written confirmation from the financial institution at which the relevant margin account shall be held that upon foreclosure no transfer of such shares shall be made other than in compliance with U.S. securities laws, (iii) such shares are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for KDP to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares and without volume or manner-of-sale restrictions or (iv) such shares have been or will be transferred in accordance with the plan of distribution in any registration statement or prospectus supplement that registers such shares for resale under the Securities Act.

19.	Each Party further agrees to promptly execute and deliver any additional documents and take such further actions as may be necessary or desirable to carry out all of the foregoing aspects of this Agreement.

20.	Section 21 of the Shareholders Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this Agreement, which shall thereupon constitute a binding agreement as of the date first written above.

Acorn Holdings B.V.

By:
Name:
Title:

MAPLE Holdings B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Redemption Agreement]

ACKNOWLEDGED AND AGREED:

[INVESTOR]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Redemption Agreement]

Annex A

Form of Lock Up Agreement

The undersigned agrees that, without the prior written consent of Acorn Holdings B.V. (“Acorn”), the undersigned will not, and will not publicly disclose an intention to, during the period commencing on September 8, 2020 and ending on March 8, 2021 (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.01 per share (the “KDP Shares”), of Keurig Dr Pepper Inc. received by Quercus B.V. (“Quadrant”) pursuant to the letter agreement, dated as of September 8, 2020, by and among Quadrant, Acorn and Maple Holdings B.V. (“Maple”) (the “Redemption Consideration”), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Redemption Consideration, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of the Redemption Consideration (collectively, the “Lock Up Restrictions”).

The Lock Up Restrictions will not apply, if the undersigned is a business entity, to distributions of the Redemption Consideration to its equity holders which may in turn distribute such Redemption Consideration to their equity holders; provided that each recipient of such distribution must sign and deliver to Acorn an agreement on substantially the same terms as the terms hereof.

If the undersigned entered into a lock up agreement (a “Prior Lock Up”) with Acorn in connection with KDP Shares received by Quadrant pursuant to the letter agreement, dated as of June 11, 2020, by and among Quadrant, Acorn and Maple, such Prior Lock Up shall remain in full force and effect; provided, however, that Acorn hereby waives the “Lock Up Restrictions” of the Prior Lock Up solely with respect to the Redemption Consideration.

The undersigned understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding on the undersigned’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

(Signature)

(Print Name)

(Date)

Annex A - Form of Lock Up Agreement

ACKNOWLEDGED AND AGREED:

Acorn Holdings B.V.

By:
Name:
Title:

Annex A - Form of Lock Up Agreement